EXHIBIT 3-a(1)

                           CERTIFICATE OF AMENDMENT
                                     OF
                         CERTIFICATE OF INCORPORATION
                                     OF
                           THE KINGSLEY COACH, INC.

     THE KINGSLEY COACH, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST:   That the Board of Directors of the said corporation, by the unanimous consent of its members, filed with the minutes of the Board, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said corporation:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article be and read as follows:

     'FOURTH: (A) Authorized Capital Stock. The aggregate number of shares of stock which the Corporation shall have the authority to issue is one hundred six million (106,000,000) shares, consisting of one hundred million (100,000,000) shares of Common Stock with $.00001 par value, one million (1,000,000) shares of Class B Common Stock with $.00001 par value, and five million (5,000,000) shares of Preferred Stock with $.01 par value.

     (B) Class B Common Stock. The preferences, limitations and rights of a holder of a share of Class B Common Stock will be identical to the preferences, limitations and rights of a holder of a share of Common Stock, except as follows:

          1. Voting. The number of votes which may be cast by a holder of shares of Class B Common Stock will equal twenty times the number of shares of the Corporation's Common Stock into which that holder's Class B Common Stock could be converted on the record date for the meeting or shareholder action.

          2. Conversion. The holder of each share of Class B Common Stock shall have the right to convert that share of Class B Common Stock into one fully-paid and nonassessable share of Common Stock. The ratio of one share of Class B Common Stock for one share of Common Stock, as adjusted pursuant to Subsection 2.2 below, is referred to herein as the "Conversion Ratio."

          2.1  Conversion Notice. The Holder of a share of Class B Common
     Stock may exercise his conversion right by giving a written conversion notice (the "Conversion Notice") by facsimile to the Corporation confirmed by a telephone call or by overnight delivery service, with a copy to its counsel as designated by the Corporation from time to time. Promptly after the receipt of the Conversion Notice, the Corporation shall issue and deliver to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Class B Common Stock has been converted.

          2.2 Adjustment to Conversion Ratio. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such sub-division will be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately decreased.

     (C) Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance from time to time of Preferred Stock in one or more series, and by filing a certificate pursuant to '151 of the Delaware General Corporation Law, as amended and supplemented from time to time, to establish the number of shares to be included in each such series, and fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of each such series not fixed hereby. The aforesaid authorization of the Board shall include, but not be limited to, the power to provide for the issuance of shares of any series of Preferred Stock convertible, at the option of the holder or of the Corporation or both, into shares of any other class or classes or of any series of the same or any other class or classes.

     SECOND:   That the said amendment has been adopted by the written consent of the holders of a majority of the issued and outstanding shares of each class of stock of the Corporation.

     THIRD:   That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.


     IN WITNESS WHEREOF, said THE KINGSLEY COACH, INC. has caused this certificate to be signed by its President and Secretary this 19th day of August, 2004.

                                   THE KINGSLEY COACH, INC.


                                   By /s/ Ralph Dickenson
                                   --------------------------
                                   Ralph Dickenson, President
Attest:

/s/ Jeannie Michels
--------------------------
Jeannie Michels, Secretary